EXHIBIT 99.1

FOR IMMEDIATE RELEASE	MEDIA CONTACT:
Andrea Henderson
Director of Marketing
415-884-4757 | andreahenderson@bankofmarin.com

BANK OF MARIN BANCORP REPORTS FOURTH QUARTER AND FULL YEAR 2021 EARNINGS
ANNOUNCES $0.24 DIVIDEND
NOVATO, CA, January 24, 2022 - Bank of Marin Bancorp, "Bancorp" (Nasdaq: BMRC), parent company of Bank of Marin, "Bank," announced earnings of $9.7 million in the fourth quarter of 2021, compared to $5.3 million in the third quarter of 2021 and $8.1 million in the fourth quarter of 2020. Diluted earnings per share were $0.61 in the fourth quarter of 2021, compared to $0.35 in the prior quarter and $0.60 the same quarter a year ago. Annual earnings were $33.2 million in 2021 compared to $30.2 million in 2020.  Diluted earnings per share were $2.30 for the year ended December 31, 2021, compared to $2.22 per share for the year ended December 31, 2020.

“As illustrated by our fourth-quarter earnings, we are poised to reap the benefits of better scale gained through our acquisition of American River Bankshares with most of the one-time costs behind us and the increase in our balance sheet size,” said Tim Myers, President and Chief Executive Officer. “Improving economic forecasts led to reduced credit loss provisions in 2021 when compared to the prior year, and key hires helped us build substantial momentum as we finished the year with robust loan production across our Northern California footprint. We expect that traction to drive continued growth and strong results for our shareholders in 2022.”

Bancorp also provided the following highlights for the fourth quarter and year ended December 31, 2021:

•Merger-related one-time and conversion costs reduced net income by $791 thousand, net of taxes, or 5 cents per share in the fourth quarter and by $4.9 million, net of taxes, or 34 cents per share for the year ended December 31, 2021. Return on average assets ("ROA") and return on average equity ("ROE") ratios were also significantly impacted by provisions for credit losses on acquired loans and shares issued in conjunction with the merger. As shown in the reconciliation of GAAP to non-GAAP financial measures on pages 2 and 3, without those acquisition related components, year-to-date ROA of 0.94% and ROE of 8.43% would have been 1.08% and 9.67%, respectively, compared to 1.04% and 8.60% for the same periods in 2020. For the quarter ended December 31, 2021, ROA and ROE were 0.90% and 8.50%, respectively, compared to 0.56% and 4.99%, respectively, in the prior quarter. The comparable non-GAAP ROA and ROE were 0.97% and 9.19%, respectively, for the quarter ended December 31, 2021, versus 0.98% and 8.69% in the prior quarter.

•Loans increased $167.1 million in 2021, or 8%, to $2.256 billion at December 31, 2021, from $2.089 billion at December 31, 2020. Year-over-year growth was largely attributable to the August 6, 2021 acquisition of $419.4 million from American River Bank. Non-PPP loan originations of $181.7 million for the year were concentrated in commercial and real estate loans and compared to $165.5 million in 2020. Payoffs included $218.1 million non-PPP loans compared to $169.2 million in 2020. In 2021, PPP loan originations were $136.2 million and PPP loans forgiven and paid off were $328.5 million.

•Bank of Marin made significant talent investments in the fourth quarter. We hired a Commercial Banking Sales Manager, a new role at the Bank, to oversee and direct commercial banking growth across the enterprise. This hire also has significant experience in the Sacramento area, and we added two new commercial bankers to support our anticipated growth in that market.

•Credit quality remains strong, with non-accrual loans representing 0.37% of the Bank's loan portfolio as of December 31, 2021, compared to 0.36% as of September 30, 2021. Over the course of 2021, we recorded net reversals of $1.4 million and $992 thousand to our respective allowances for credit losses on loans and unfunded commitments, compared to provisions of $4.6 million and $1.6 million, respectively, in 2020. 2021 activity included the effects of the business combination with American River Bank and ongoing improvements in the underlying economic forecasts. In 2020, the current expected credit loss model was implemented at year end. During the first three quarters, allowance for credit losses were calculated under the incurred loss model and included significant qualitative adjustments for uncertainties associated with the pandemic.

•Deposits grew $1.304 billion, or 52%, to $3.809 billion at December 31, 2021, compared to $2.504 billion at December 31, 2020. Growth was comprised of $790.0 million related to the August 6, 2021 American River Bank acquisition, new accounts and growth in the existing customer base. Non-interest bearing deposits grew by $555.6 million, or 41%, in 2021 and made up 50% of total deposits at year end. Cost of deposits remained low at 0.07% for the full year of 2021, down from 0.11% in 2020. Additionally, the Bank maintained $173.1 million in deposits off-balance sheet with deposit networks at December 31, 2021 as part of our liquidity management.
•A good indicator of the merger's positive impact on operating earnings is the efficiency ratio, as it neither includes provisions for losses on loans and unfunded commitments, nor is it impacted by changes in share counts. As shown in the reconciliation of GAAP to non-GAAP financial measures on pages 2 and 3, the efficiency ratio excluding merger-related one-time and conversion costs of 53.63% for the quarter ended December 31, 2021, improved from 56.02% and 55.93% in the quarters ended September 30, 2021 and December 31, 2020, respectively.

•All capital ratios were above regulatory requirements for a well-capitalized institution. The total risk-based capital ratio for Bancorp was 14.6% at December 31, 2021 and 16.0% at December 31, 2020. Tangible common equity to tangible assets declined to 8.8% at December 31, 2021 from 11.3% at December 31, 2020 primarily due to share repurchases and growth in legacy Bank of Marin deposits (refer to footnote 5 on page 7 for definition of this non-GAAP financial measure). The total risk-based capital ratio for the Bank was 14.4% at December 31, 2021 and 15.8% at December 31, 2020.

•Bank of Marin Bancorp repurchased 149,983 shares totaling $5.6 million in the fourth quarter of 2021 for a cumulative total of 1,117,666 shares and $40.8 million in 2021.

•The Board of Directors declared a cash dividend of $0.24 per share on January 21, 2022. This is the 67th consecutive quarterly dividend paid by Bank of Marin Bancorp. The cash dividend is payable on February 11, 2022 to shareholders of record at the close of business on February 4, 2022.

Statement Regarding Use of Non-GAAP Financial Measures

In this press release, Bancorp's financial results are presented in accordance with GAAP and refer to certain non-GAAP financial measures. Management believes that presentation of operating results using non-GAAP financial measures provides useful supplemental information to investors and facilitates the analysis of Bancorp's operating results and comparison of operating results across reporting periods. Management also uses non-GAAP financial measures to establish budgets and manage Bancorp's business. A reconciliation of the GAAP financial measures to comparable non-GAAP financial measures is presented below.

Reconciliation of GAAP and Non-GAAP Financial Measures
	Three months ended			Year ended
(in thousands, except share data; unaudited)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Net income
Net income (GAAP)	$9,714	$5,282	$8,117	$33,228	$30,242
Merger-related one-time and conversion costs:
Personnel and severance	336	2,668	—	3,005	—
Professional services	—	1,778	—	1,976	—
Data processing	695	433	—	1,127	—
Other	67	263	—	350	—
Total merger costs before tax benefits	1,098	5,142	—	6,458	—
Income tax benefit of merger-related expenses	(307)	(1,222)	—	(1,547)	—
Total merger-related one-time and conversion costs, net of taxes	791	3,920	—	4,911	—
Comparable net income (non-GAAP)	$10,505	$9,202	$8,117	$38,139	$30,242

Reconciliation of GAAP and Non-GAAP Financial Measures (Continued)
	Three months ended				Year ended
(in thousands, except share data; unaudited)	December 31, 2021	September 30, 2021	December 31, 2020		December 31, 2021	December 31, 2020
Diluted earnings per share
Weighted average diluted shares	16,027	14,993	13,615		14,422	13,617
Diluted earnings per share (GAAP)	$0.61	$0.35	$0.60		$2.30	$2.22
Merger-related one-time and conversion costs, net of taxes	$0.05	$0.26	$—	$—	$0.34	$—
Comparable diluted earnings per share (non-GAAP)	$0.66	$0.61	$0.60		$2.64	$2.22
Return on average assets
Average assets	$4,298,766	$3,743,968	$2,958,360		$3,537,163	$2,897,165
Return on average assets (GAAP)	0.90%	0.56%	1.09%		0.94%	1.04%
Comparable return on average assets (non-GAAP)	0.97%	0.98%	1.09%		1.08%	1.04%
Return on average equity
Average stockholders' equity	$453,468	$420,124	$359,481		$394,363	$351,494
Return on average equity (GAAP)	8.50%	4.99%	8.98%		8.43%	8.60%
Comparable return on average equity (non-GAAP)	9.19%	8.69%	8.98%		9.67%	8.60%
Efficiency ratio
Non-interest expense (GAAP)	$18,984	$22,686	$14,220		$72,638	$58,458
Merger-related expenses	(1,098)	(5,142)	—		(6,458)	—
Non-interest expense (non-GAAP)	$17,886	$17,544	$14,220		$66,180	$58,458
Net interest income	$30,633	$27,753	$23,599		$104,951	$96,659
Non-interest income	$2,719	$3,565	$1,827		$10,132	$8,550
Efficiency ratio (GAAP)	56.92%	72.44%	55.93%		63.12%	55.56%
Comparable efficiency ratio (non-GAAP)	53.63%	56.02%	55.93%		57.51%	55.56%

“Thanks to sound underwriting practices, pandemic-driven downgrades within our portfolio have been manageable. We continue to help our customers navigate this environment while maintaining strong capital, liquidity and overall credit quality,” said Tani Girton, EVP and Chief Financial Officer. “The American River addition strengthened our relationship banking model and industry-leading low-cost deposit base, leaving us even better positioned financially and strategically to pursue growth opportunities in the year ahead.”

Loans and Credit Quality

Loans decreased by $61.4 million in the fourth quarter and totaled $2.256 billion at December 31, 2021. Non-PPP-related loan originations were $80.0 million and $181.7 million for the fourth quarter and full year of 2021, compared to $43.1 million and $165.5 million for the same periods in 2020. Non-PPP loan payoffs were $72.8 million and $218.1 million in the fourth quarter and full year of 2021, compared to $44.9 million and $169.2 million for the same periods of 2020. Loan payoffs in the fourth quarter and full year 2021 consisted largely of commercial borrower real estate asset sales and cash paydowns as part of ongoing deleveraging. Approximately $54 million in PPP loans were forgiven in the fourth quarter and $329 million over the course of the year.

Bank of Marin and American River Bank originated a combined total of 3,556 loans amounting to $550.3 million in two rounds of SBA PPP loan financing. Of these amounts, as of December 31, 2021 there were 368 loans outstanding totaling $111.2 million (net of $2.5 million in unrecognized fees and costs). In 2021 and 2020 respectively, Bank of Marin recognized $8.3 million and $3.8 million in PPP fees, net of costs.

During the onset of the pandemic, Bank of Marin granted payment relief for 269 loans totaling $402.9 million. As of December 31, 2021, only two borrowing relationships with three loans totaling $23.6 million were continuing to benefit from payment relief. We monitor the financial situation of these clients closely and expect them to resume payments as the economy continues to recover.

Non-accrual loans totaled $8.4 million, or 0.37% of the Bank's loan portfolio at December 31, 2021, compared to $8.4 million, or 0.36%, at September 30, 2021 and $9.2 million, or 0.44%, a year ago. Non-accrual loans at year end included two secured owner-occupied commercial real estate loans totaling $7.1 million, which were placed on non-accrual status in fourth quarter of 2020. Loans classified substandard totaled $36.2 million at December 31, 2021, $19.0 million at September 30, 2021, and $25.8 million at December 31, 2020. The increase in substandard loans in the fourth quarter of 2021 was primarily due to one borrowing relationship with two secured non-owner-occupied commercial real estate loans that were negatively affected by the pandemic. Classified loans included one $114 thousand loan acquired from American River Bank with a doubtful risk rating as of December 31, 2021, which is well-secured by real estate collateral. There were no loans classified doubtful at December 31, 2020. Accruing loans past due 30 to 89 days totaled $1.7 million at December 31, 2021, compared to $1.4 million at September 30, 2021 and $1.8 million a year ago.

Net recoveries for the fourth quarter of 2021 totaled $9 thousand compared to net recoveries of $9 thousand last quarter and $13 thousand in the fourth quarter of 2020. Net recoveries totaled $93 thousand for the year ended December 31, 2021, compared to net charge-offs of $1 thousand in 2020. The ratio of allowance for credit losses to loans was 1.02% at December 31, 2021, 0.97% at September 30, 2021 and 1.10% at December 31, 2020.

In the fourth quarter of 2021, we recorded a provision for credit losses on loans of $600 thousand resulting from adjustments to qualitative risk factors primarily impacted by recent changes in executive leadership, senior lending positions, and integration of the American River Bank lending staff and loan portfolio as well as further refinements to the discounted cash flow assumptions applied to acquired loans within the allowance model. However, there was a reduction in qualitative risk factors due to a decline in the volume of loans downgraded to substandard classification, fewer delinquencies, and the elimination of an allowance related to a commercial real estate loan that had been individually analyzed for potential credit losses in the previous periods and paid off in the fourth quarter. Additionally, there was an overall improvement in the underlying economic forecasts. In the fourth quarter of 2021, we also recorded a provision of $210 thousand for losses on unfunded commitments due to the adjustments to qualitative risk factors mentioned above.

Cash, Cash Equivalents and Restricted Cash

Cash, cash equivalents and restricted cash totaled $347.6 million at December 31, 2021, compared to $584.7 million at September 30, 2021. The $237.1 million decrease was primarily due to the deployment of funds into investment securities, as noted below.

Investments

The investment portfolio totaled $1.510 billion at December 31, 2021, an increase of $350.0 million from September 30, 2021 and an increase of $1.008 billion from December 31, 2020. The increase in the fourth quarter of 2021 was primarily the result of securities purchases totaling $416.9 million, partially offset by maturities, calls, paydowns, and sales totaling $51.8 million. The year-over-year increase was due to purchases of $925.6 million and acquisition of $297.8 million in securities related to the merger, partially offset by maturities, calls, paydowns and sales totaling $188.4 million.

Deposits

Deposits totaled $3.809 billion at December 31, 2021, compared to $3.728 billion at September 30, 2021 and $2.504 billion at December 31, 2020. The $80.9 million increase in deposits from the prior quarter is consistent with activity experienced throughout 2021 from larger business clients. The average cost of deposits remained consistent in the fourth quarter at 0.06%.

Earnings

Net Interest Income

Net interest income totaled $30.6 million in the fourth quarter of 2021, compared to $27.8 million in the prior quarter and $23.6 million in the same quarter a year ago. The $2.9 million increase from the prior quarter was primarily related to an increase of $1.5 million in loan interest and $1.6 million in investment securities interest income. We recognized $1.8 million in fees, net of cost on SBA PPP loans in the current quarter as compared to $2.3 million in prior quarter, and $1.0 million in the same quarter a year ago. Quarter-over-quarter, average loan balances increased $80.2 million to $2.3 billion and the yield increased 10 basis points to 4.43%, mostly due to lower rate PPP loans paying off. While average yields on investment securities decreased 36 basis points in the fourth quarter to 1.65%, the deployment of cash that resulted in a $565.3 million increase in average investments to $1.4 billion significantly contributed to the increase in quarterly net interest income.

The $7.0 million net interest income increase over the same quarter last year was primarily due to higher loan balances and a 52 bps higher average loan yield driven by accelerated fee recognition from PPP loan payoffs. Additionally, incremental balances in the investment portfolio, while pushing the average yield lower, added $2.4 million to net interest income. Fourth quarter average interest-earning assets increased $1.3 billion versus the same quarter last year, primarily due to the American River Bank acquisition, leading to a $172.9 million increase in average loans and a $911.7 million increase in average investment securities. Average interest-bearing deposit balances increased $720.9 million.

The tax-equivalent net interest margin was 3.03% for the fourth quarter of 2021, compared to 3.15% in the prior quarter and 3.40% in the fourth quarter of 2020. The 12 basis points decrease from the prior quarter was primarily due to a higher proportion of investment securities in the growing balance sheet. The positive impact of SBA PPP loans to the fourth quarter of 2021 net interest margin was 2 basis points lower than the prior quarter. The 37 basis points decrease from the same quarter a year ago was also largely due to the shift in balance sheet composition. The SBA PPP loans improved the fourth quarter of 2021 net interest margin by 11 basis points as compared to lowering the fourth quarter of 2020's net interest margin by 13 basis points.

Net interest income totaled $105.0 million and $96.7 million in 2021 and 2020, respectively. The $8.3 million increase in 2021 was primarily due to higher average loan and investment balances and higher PPP loan income. The tax-equivalent net interest margin decreased 38 basis points to 3.17% in 2021, from 3.55% in 2020 for the reasons mentioned above. The SBA PPP loans improved the 2021 net interest margin by 10 basis points as compared to lowering the 2020 net interest margin by 6 basis points.

Non-Interest Income

Non-interest income totaled $2.7 million in the fourth quarter of 2021, compared to $3.6 million in the third quarter of 2021 and $1.8 million in the fourth quarter of 2020. The decrease from prior quarter was largely attributed to the collection of $1.1 million in benefits on bank-owned life insurance policies in the third quarter of 2021. The $892 thousand increase in the fourth quarter of 2021 compared to the fourth quarter a year ago was spread across most categories and resulted from increased activity largely related to the expanded deposit base.

Non-interest income totaled $10.1 million in 2021, a $1.5 million increase from $8.6 million in 2020. The increase was primarily due to the $1.1 million in benefits collected on bank-owned life insurance policies and changes in other categories as noted above. Wealth Management and Trust Services income increased by $371 thousand due to increases in specialized trust administration matters, new accounts and price appreciation of assets under management. In addition, investment securities sales produced a net loss of $16 thousand in 2021 compared to net gains of $915 thousand in 2020.

Non-Interest Expense

Non-interest expense totaled $19.0 million in the fourth quarter of 2021, compared to $22.7 million in prior quarter and $14.2 million in the same quarter last year. Decreases from prior quarter of $2.4 million in salaries and benefits and $1.8 million in professional services were largely due to one-time merger related costs in the third quarter. Additionally, salaries and benefits expense included offsetting changes related to higher deferred loan origination costs and year-end true-ups to incentives. When compared to the fourth quarter of 2020, increases came largely from acquisition-related one-time and conversion costs, acquisition-related expense growth across categories, and 2021 true-ups to incentive and vacation accruals.

Non-interest expense increased $14.1 million to $72.6 million in 2021 from $58.5 million in 2020. The largest increase of $6.5 million came from acquisition related one-time and conversion costs. In addition to $3.0 million in one-time merger cost, salaries and related benefits rose another $4.5 million due to increased numbers of employees, regularly scheduled annual merit and related increases, and lower deferred loan origination costs. Professional services included $817 thousand more in consulting expenses for PPP loan forgiveness application processing, investment advisory services, and legal costs. Data processing increased by an additional $828 thousand primarily due to increases core processing and mobile banking systems charges, and other categories increased due to the larger size of the bank. Charitable contributions decreased due to supplemental contributions in 2020 related to the pandemic.

Share Repurchase Program

The Bancorp Board of Directors approved a share repurchase program on July 16, 2021 under which Bancorp may repurchase up to $25.0 million of its outstanding common stock through July 31, 2023. On October 22, 2021, the Board of Directors approved an amendment that increased the total authorization from $25.0 million to $57.0 million. Bancorp repurchased 149,983 shares totaling $5.6 million in the fourth quarter of 2021 for a cumulative total of 1,117,666 shares and $40.8 million in 2021 under the current and prior authorizations.

Earnings Call and Webcast Information

Bank of Marin Bancorp will webcast its fourth quarter and year end 2021 earnings call on Monday, January 24, 2022 at 8:30 a.m. PT/11:30 a.m. ET. Investors will have the opportunity to listen to the conference call online through Bank of Marin’s website at https://www.bankofmarin.com under “Investor Relations.” To listen to the live call, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available at the same website location shortly after the call.

About Bank of Marin Bancorp

Founded in 1990 and headquartered in Novato, Bank of Marin is the wholly owned subsidiary of Bank of Marin Bancorp (Nasdaq: BMRC). A leading business and community bank in Northern California, with assets of $4.314 billion, Bank of Marin has 31 retail branches and 8 commercial banking offices located across 10 counties. Bank of Marin provides commercial banking, personal banking, and wealth management and trust services. Specializing in providing legendary service to its customers and investing in its local communities, Bank of Marin has consistently been ranked one of the “Top Corporate Philanthropists" by the San Francisco Business Times and one of the “Best Places to Work” by the North Bay Business Journal. Bank of Marin Bancorp is included in the Russell 2000 Small-Cap Index and Nasdaq ABA Community Bank Index. For more information, go to www.bankofmarin.com.

Forward-Looking Statements

This release may contain certain forward-looking statements that are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact Bancorp's earnings in future periods. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words “believe,” “expect,” “intend,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Factors that could cause future results to vary materially from current management expectations include, but are not limited to, our ability to successfully integrate the acquisition of American River Bankshares and American River Bank into the Company and Bank, natural disasters (such as wildfires, floods and earthquakes), our borrowers’ actual payment performance as loan deferrals related to the COVID-19 pandemic expire, changes to statutes, regulations, or regulatory policies or practices as a result of, or in response to COVID-19, including the potential adverse impact of loan modifications and payment deferrals implemented consistent with recent regulatory guidance, general economic conditions, economic uncertainty in the United States and abroad, changes in interest rates, deposit flows, real estate values, costs or effects of acquisitions, competition, changes in accounting principles, policies or guidelines, legislation or regulation (including the Tax Cuts & Jobs Act of 2017 and the Coronavirus Aid, Relief and Economic Security Act of 2020, as amended), interruptions of utility service in our markets for sustained periods, and other economic, competitive, governmental, regulatory and technological factors (including external fraud and cybersecurity threats) affecting Bancorp's operations, pricing, products and services. These and other important factors are detailed in various securities law filings made periodically by Bancorp, copies of which are available from Bancorp without charge. Bancorp undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

(BMRC-ER)

BANK OF MARIN BANCORP FINANCIAL HIGHLIGHTS

(dollars in thousands, except per share data; unaudited)	December 31, 2021	September 30, 2021	December 31, 2020
Quarter-to-Date
Net income	$9,714	$5,282	$8,117
Diluted earnings per common share	$0.61	$0.35	$0.60
Return on average assets	0.90%	0.56%	1.09%
Return on average equity	8.50%	4.99%	8.98%
Efficiency ratio	56.92%	72.44%	55.93%
Tax-equivalent net interest margin [1]	3.03%	3.15%	3.40%
Cost of deposits	0.06%	0.06%	0.07%
Net recoveries	$(9)	$(9)	$(13)
Year-to-Date
Net income	$33,228		$30,242
Diluted earnings per common share	$2.30		$2.22
Return on average assets	0.94%		1.04%
Return on average equity	8.43%		8.60%
Efficiency ratio	63.12%		55.56%
Tax-equivalent net interest margin [1]	3.17%		3.55%
Cost of deposits	0.07%		0.11%
Net (recoveries) charge-offs	$(93)		$1
At Period End
Total assets	$4,314,209	$4,261,062	$2,911,926
Loans:
Commercial and industrial [2]	$301,602	$377,965	$498,408
Real estate:
Commercial owner-occupied	392,345	398,543	304,963
Commercial investor-owned	1,189,021	1,157,344	961,208
Construction	119,840	125,060	73,046
Home equity	88,746	92,396	104,813
Other residential	114,558	117,778	123,395
Installment and other consumer loans	49,533	47,933	22,723
Total loans	$2,255,645	$2,317,019	$2,088,556
Non-performing loans:[3]
Real estate:
Commercial owner-occupied	$7,269	$7,273	$7,147
Commercial investor-owned	694	709	1,610
Home equity	413	441	459
Installment and other consumer loans	—	—	17
Total non-accrual loans	$8,376	$8,423	$9,233
Classified loans (graded substandard and doubtful)	$36,235	$18,988	$25,829
Total accruing loans 30-89 days past due	$1,673	$1,354	$1,827
Allowance for credit losses to total loans	1.02%	0.97%	1.10%
Allowance for credit losses to total loans, excluding SBA PPP loans [4]	1.07%	1.04%	1.27%
Allowance for credit losses to non-performing loans	2.75x	2.66x	2.48x
Non-accrual loans to total loans	0.37%	0.36%	0.44%
Total deposits	$3,808,550	$3,727,696	$2,504,249
Loan-to-deposit ratio	59.2%	62.2%	83.4%
Stockholders' equity	$450,368	$458,525	$358,253
Book value per share	$28.27	$28.54	$26.54
Tangible common equity to tangible assets [5]	8.8%	9.1%	11.3%
Total risk-based capital ratio - Bank	14.4%	14.4%	15.8%
Total risk-based capital ratio - Bancorp	14.6%	15.0%	16.0%
Full-time equivalent employees	328	348	289
[1] Net interest income is annualized by dividing actual number of days in the period times 360 days.
[2] Includes SBA PPP loans of $111.2 million, $164.8 million, and $291.6 million at December 31, 2021, September 30, 2021, and December 31, 2020, respectively.
[3] Excludes accruing troubled-debt restructured loans of $2.1 million, $3.9 million, and $5.1 million at December 31, 2021, September 30, 2021 and December 31, 2020, respectively.

[4] The allowance for credit losses to total loans, excluding guaranteed SBA PPP loans, is considered a meaningful non-GAAP financial measure, as it represents only those loans that were considered in the calculation of the allowance for credit losses. Refer to footnote 2 above for SBA PPP totals.

[5] Tangible common equity to tangible assets is considered to be a meaningful non-GAAP financial measure of capital adequacy and is useful for investors to assess Bancorp's ability to absorb potential losses. Tangible common equity includes common stock, retained earnings and unrealized gains on available for sale securities, net of tax, less goodwill and core deposit intangible assets of $79.4 million, $79.8 million and $34.0 million at December 31, 2021, September 30, 2021 and December 31, 2020, respectively. Tangible assets excludes goodwill and core deposit intangible assets.

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF CONDITION
at December 31, 2021, September 30, 2021 and December 31, 2020

(in thousands, except share data; unaudited)	December 31, 2021	September 30, 2021	December 31, 2020
Assets
Cash, cash equivalents and restricted cash	$347,641	$584,739	$200,320
Investment securities:
Held-to-maturity (at amortized cost, net of zero allowance for credit losses at December 31, 2021, September 30, 2021, and December 31, 2020 )	342,222	196,801	109,036
Available-for-sale (at fair value; amortized cost of $1,169,520, $952,278 and $373,038 at December 31, 2021, September 30, 2021 and December 31, 2020, respectively; net of zero allowance for credit losses at December 31, 2021, September 30, 2021 and December 31, 2020)	1,167,568	963,033	392,351
Total investment securities	1,509,790	1,159,834	501,387
Loans, at amortized cost	2,255,645	2,317,019	2,088,556
Allowance for credit losses on loans	(23,023)	(22,414)	(22,874)
Loans, net of allowance for credit losses on loans [1]	2,232,622	2,294,605	2,065,682
Goodwill	72,754	72,754	30,140
Bank-owned life insurance	61,473	61,171	43,552
Operating lease right-of-use assets	23,604	24,776	25,612
Bank premises and equipment, net	7,558	7,807	4,919
Core deposit intangible	6,605	6,998	3,831
Other real estate owned	800	800	—
Interest receivable and other assets	51,362	47,578	36,483
Total assets	$4,314,209	$4,261,062	$2,911,926
Liabilities and Stockholders' Equity
Liabilities
Deposits:
Non-interest bearing	$1,910,240	$1,837,595	$1,354,650
Interest bearing:
Transaction accounts	290,813	288,401	183,552
Savings accounts	340,959	336,867	201,507
Money market accounts	1,116,303	1,124,660	667,107
Time accounts	150,235	140,173	97,433
Total deposits	3,808,550	3,727,696	2,504,249
Borrowings and other obligations	419	451	58
Subordinated debenture	—	—	2,777
Operating lease liabilities	25,429	26,637	27,062
Interest payable and other liabilities	29,443	47,753	19,527
Total liabilities	3,863,841	3,802,537	2,553,673
Stockholders' Equity
Preferred stock, no par value, Authorized - 5,000,000 shares, none issued	—	—	—
Common stock, no par value, Authorized - 30,000,000 shares; Issued and outstanding - 15,929,243, 16,066,889 and 13,500,453 at December 31, 2021, September 30, 2021 and December 31, 2020, respectively	212,524	217,680	125,905
Retained earnings	239,868	233,997	219,747
Accumulated other comprehensive (loss) income, net of taxes	(2,024)	6,848	12,601
Total stockholders' equity	450,368	458,525	358,253
Total liabilities and stockholders' equity	$4,314,209	$4,261,062	$2,911,926

BANK OF MARIN BANCORP CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Three months ended			Years ended
(in thousands, except per share amounts; unaudited)	December 31, 2021	September 30, 2021	December 31, 2020	December 31, 2021	December 31, 2020
Interest income
Interest and fees on loans	$25,495	$24,027	$20,794	$91,612	$84,674
Interest on investment securities	5,625	4,084	3,254	16,342	14,503
Interest on federal funds sold and due from banks	125	178	40	399	461
Total interest income	31,245	28,289	24,088	108,353	99,638
Interest expense
Interest on interest-bearing transaction accounts	53	41	40	172	186
Interest on savings accounts	28	26	18	94	68
Interest on money market accounts	505	417	278	1,520	2,009
Interest on time accounts	25	44	118	246	554
Interest on borrowings and other obligations	1	8	1	9	4
Interest on subordinated debentures	—	—	34	1,361	158
Total interest expense	612	536	489	3,402	2,979
Net interest income	30,633	27,753	23,599	104,951	96,659
Provision for (reversal of) credit losses	600	1,800	(856)	(1,449)	4,594
(Reversal of) provision for credit losses on unfunded loan commitments	210	—	960	(992)	1,570
Net interest income after provision for (reversal of) credit losses and unfunded loan commitments	29,823	25,953	23,495	107,392	90,495
Non-interest income
Wealth Management and Trust Services	607	597	476	2,222	1,851
Earnings on bank-owned life Insurance, net	302	1,402	232	2,194	973
Debit card interchange fees	544	483	387	1,812	1,438
Service charges on deposit accounts	531	464	286	1,593	1,314
Dividends on FHLB stock	255	179	151	760	654
Merchant interchange fees	175	129	56	422	239
(Losses) gains on investment securities, net	(17)	1	—	(16)	915
Other income	322	310	239	1,145	1,166
Total non-interest income	2,719	3,565	1,827	10,132	8,550
Non-interest expense
Salaries and employee benefits	10,716	13,127	8,414	41,939	34,393
Occupancy and equipment	1,929	1,871	1,843	7,302	6,943
Data processing	1,887	1,613	747	5,139	3,184
Professional services	653	2,472	432	4,974	2,181
Depreciation and amortization	461	431	558	1,740	2,149
Information technology	445	496	292	1,550	1,050
Amortization of core deposit intangible	393	334	214	1,135	853
Directors' expense	297	255	180	957	713
Federal Deposit Insurance Corporation insurance	292	236	175	889	474
Charitable contributions	90	4	113	587	1,034
Other expense	1,821	1,847	1,252	6,426	5,484
Total non-interest expense	18,984	22,686	14,220	72,638	58,458
Income before provision for income taxes	13,558	6,832	11,102	44,886	40,587
Provision for income taxes	3,844	1,550	2,985	11,658	10,345
Net income	$9,714	$5,282	$8,117	$33,228	$30,242
Net income per common share:
Basic	$0.61	$0.35	$0.60	$2.32	$2.24
Diluted	$0.61	$0.35	$0.60	$2.30	$2.22
Weighted average shares:
Basic	15,948	14,922	13,523	14,340	13,525
Diluted	16,027	14,993	13,615	14,422	13,617
Comprehensive income:
Net income	$9,714	$5,282	$8,117	$33,228	$30,242
Other comprehensive income (loss):
Change in net unrealized gains or losses on available-for-sale securities	(12,723)	(2,274)	286	(21,281)	11,891
Reclassification adjustment for gains on available-for-sale securities included in net income	17	(1)	—	16	(915)
Amortization of net unrealized losses on securities transferred from available-for-sale to held-to-maturity	108	104	129	493	524
Other comprehensive income (loss), before tax	(12,598)	(2,171)	415	(20,772)	11,500
Deferred tax (benefit) expense	(3,726)	(641)	124	(6,147)	3,402
Other comprehensive (loss) income, net of tax	(8,872)	(1,530)	291	(14,625)	8,098
Comprehensive income	$842	$3,752	$8,408	$18,603	$38,340

BANK OF MARIN BANCORP
AVERAGE STATEMENTS OF CONDITION AND ANALYSIS OF NET INTEREST INCOME

	Three months ended			Three months ended			Three months ended
	December 31, 2021			September 30, 2021			December 31, 2020
		Interest			Interest			Interest
	Average	Income/	Yield/	Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]	$330,894	$125	0.15%	$456,405	$178	0.15%	$157,389	$40	0.10%
Investment securities [2,3]	1,410,383	5,801	1.65%	845,127	4,249	2.01%	498,730	3,395	2.72%
Loans [1,3,4]	2,269,785	25,711	4.43%	2,189,563	24,229	4.33%	2,096,908	20,974	3.91%
Total interest-earning assets [1]	4,011,062	31,637	3.09%	3,491,095	28,656	3.21%	2,753,027	24,409	3.47%
Cash and non-interest-bearing due from banks	85,869			68,680			64,600
Bank premises and equipment, net	7,777			6,468			5,213
Interest receivable and other assets, net	194,058			177,725			135,520
Total assets	$4,298,766			$3,743,968			$2,958,360
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts	$290,394	$53	0.07%	$237,883	$41	0.07%	$160,827	$40	0.10%
Savings accounts	336,715	28	0.03%	293,434	26	0.03%	198,616	18	0.04%
Money market accounts	1,102,943	505	0.18%	911,294	417	0.18%	697,203	278	0.16%
Time accounts, including CDARS	144,993	25	0.07%	124,247	44	0.14%	97,512	118	0.48%
Borrowings and other obligations [1,6]	430	1	0.62%	3,010	8	1.09%	72	1	2.37%
Subordinate debentures [1,5]	—	—	—%	—	—	—%	2,768	34	4.85%
Total interest-bearing liabilities	1,875,475	612	0.13%	1,569,868	536	0.14%	1,156,998	489	0.17%
Demand accounts	1,915,309			1,707,142			1,397,349
Interest payable and other liabilities	54,514			46,834			44,532
Stockholders' equity	453,468			420,124			359,481
Total liabilities & stockholders' equity	$4,298,766			$3,743,968			$2,958,360
Tax-equivalent net interest income/margin [1]		$31,025	3.03%		$28,120	3.15%		$23,920	3.40%
Reported net interest income/margin [1]		$30,633	2.99%		$27,753	3.11%		$23,599	3.35%
Tax-equivalent net interest rate spread			2.96%			3.07%			3.30%

				Year ended			Year ended
				December 31, 2021			December 31, 2020
					Interest			Interest
				Average	Income/	Yield/	Average	Income/	Yield/
(dollars in thousands; unaudited)				Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning deposits with banks [1]				$287,626	$399	0.14%	$153,794	$461	0.29%
Investment securities [2,3]				866,790	16,999	1.96%	533,186	15,025	2.82%
Loans [1,3,4]				2,155,982	92,376	4.23%	2,023,203	85,398	4.15%
Total interest-earning assets [1]				3,310,398	109,774	3.27%	2,710,183	100,884	3.66%
Cash and non-interest-bearing due from banks				61,299			49,676
Bank premises and equipment, net				5,964			5,526
Interest receivable and other assets, net				159,502			131,780
Total assets				$3,537,163			$2,897,165
Liabilities and Stockholders' Equity
Interest-bearing transaction accounts				$217,924	$172	0.08%	$148,817	$186	0.13%
Savings accounts				268,397	94	0.04%	184,146	68	0.04%
Money market accounts				864,625	1,520	0.18%	763,689	2,009	0.26%
Time accounts, including CDARS				115,393	246	0.21%	96,558	554	0.57%
Borrowings and other obligations [1,6]				892	9	1.08%	174	4	2.16%
Subordinated debentures [1,5]				534	1,361	251.54%	2,741	158	5.68%
Total interest-bearing liabilities				1,467,765	3,402	0.23%	1,196,125	2,979	0.25%
Demand accounts				1,628,289			1,308,199
Interest payable and other liabilities				46,746			41,347
Stockholders' equity				394,363			351,494
Total liabilities & stockholders' equity				$3,537,163			$2,897,165
Tax-equivalent net interest income/margin [1]					$106,372	3.17%		$97,905	3.55%
Reported net interest income/margin [1]					$104,951	3.13%		$96,659	3.51%
Tax-equivalent net interest rate spread						3.04%			3.41%

[1] Interest income/expense is divided by actual number of days in the period times 360 days to correspond to stated interest rate terms, where applicable.
[2] Yields on available-for-sale securities are calculated based on amortized cost balances rather than fair value, as changes in fair value are reflected as a component of stockholders' equity. Investment security interest is earned on 30/360 day basis monthly.

[3] Yields and interest income on tax-exempt securities and loans are presented on a taxable-equivalent basis using the Federal statutory rate of 21 percent.
[4] Average balances on loans outstanding include non-performing loans. The amortized portion of net loan origination fees is included in interest income on loans, representing an adjustment to the yield.

[5] 2021 interest on subordinated debenture included $1.3 million in accelerated discount accretion from the early redemption of our last subordinated debenture on March 15, 2021.
[6] Average balances and rate consider $13.9 million in FHLB borrowings acquired from American River Bank that were redeemed on August 25, 2021.